Exhibit 1
JOINT FILING AGREEMENT
          The undersigned acknowledge and agree that the foregoing Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.
Dated: December 17, 2007

CHINA MINMETALS NON-FERROUS METALS CO. LTD.
By:	/s/ Huang Guoping
	Name:	Huang Guoping
	Title:	Vice President and Deputy General Manager

JIANGXI COPPER COMPANY LTD.
By:	/s/ Zha Keping
	Name:	Zha Keping
	Title:	Deputy Chief Engineer and Senior Engineer

COPPER BRIDGE ACQUISITION CORP.
By:	/s/ Jiao Jian
	Name:	Jiao Jian
	Title:	President and Chief Financial Officer